Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2016

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 27, 2016 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2016 results:  Revenues in the first quarter 2016 increased to $33.6 million from $30.1 million in the first quarter 2015, an increase of $3.5 million, or 11.7%.  Revenues from the Company’s lime and limestone operations in the first quarter 2016 increased $3.8 million, or 12.9%, to $33.2 million from $29.4 million in the comparable 2015 quarter, while revenues from its natural gas interests decreased $0.3 million, or 38.5%, to $0.4 million from $0.7 million in the comparable prior year quarter.

The increase in lime and limestone revenues in the first quarter 2016, compared to the first quarter 2015, resulted from increased sales volumes of the Company’s lime and limestone products as a result of increased demand, principally from its construction and industrial customers, and a slight increase in prices realized for its lime and limestone products in the 2016 quarter, compared to the comparable 2015 quarter.  The increased demand year-over-year from construction customers was due in part to the fact that construction demand was negatively impacted in the first quarter 2015 by inclement weather conditions in the period.

Production volumes from the Company’s natural gas interests in the first quarter 2016 totaled 160 thousand MCF, sold at an average price of $2.69 per MCF, compared to 187 thousand MCF, sold at an average price of $3.75 per MCF, in the comparable 2015 quarter.  The Company’s average price per MCF in the first quarter 2016 was lower than its average price in the first quarter 2015 due to decreases in natural gas and natural gas liquids prices.

The Company’s gross profit was $7.8 million in the first quarter 2016, compared to $5.9 million in the first quarter 2015, an increase of $2.0 million, or 33.8%.  Included in gross profit for the 2016 quarter was $7.9 million from the Company’s lime and limestone operations, compared to $5.7 million in the comparable 2015 quarter.  The increased gross profit from the Company’s lime and limestone operations in the first quarter 2016, compared to the first quarter 2015, resulted primarily from the increased revenues discussed above.  Gross profit from the Company’s natural gas interests decreased to a loss of $0.1 million in the first quarter 2016, from $0.2 million profit in the comparable 2015 quarter, primarily due to the decrease in revenues discussed above and an increase in the rate at which non-cash depletion expense was recorded in the 2016 quarter.

The Company reported net income of $4.1 million ($0.73 per share diluted) in the first quarter 2016, compared to net income of $2.4 million ($0.42 per share diluted) in the first quarter 2015, an increase of $1.7 million, or 71.9%.

“We are pleased that the increased demand for our lime and limestone products from our construction customers that began in the last half of 2015 continued into the first quarter 2016,” said Timothy W. Byrne, President and Chief Executive Officer.  “Our continuing strong operating cash flows and balance sheet have enabled us to invest in our Company in order to maintain or improve the efficiencies of our plants and facilities, as well as to repurchase our shares through our publicly announced repurchase program, and continue to pay cash dividends,” Mr. Byrne added.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable June 17, 2016 to shareholders of record at the close of business on May 27, 2016.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), industrial (including paper and glass manufacturers), metals (including steel producers), roof shingle, oil and gas services and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company - Shreveport, U.S. Lime Company - St. Clair and U.S. Lime Company - Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company - O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
INCOME STATEMENTS

Revenues
Lime and limestone operations	$33,154	$29,362
Natural gas interests	432	702
Total	$33,586	$30,064

Gross profit
Lime and limestone operations	$7,929	$5,697
Natural gas interests	(81)	167
Total	$7,848	$5,864
Operating profit	$5,448	$3,465
Interest expense	59	322
Other income, net	(43)	(7)
Income tax expense	1,366	785
Net income	$4,066	$2,365

Income per share of common stock:
Basic	$0.73	$0.42
Diluted	$0.73	$0.42
Weighted-average shares outstanding:
Basic	5,577	5,597
Diluted	5,580	5,605
Cash dividends per share of common stock	$0.125	$0.125

	March 31,	December 31,
	2016	2015
BALANCE SHEETS
Assets:
Current assets	$92,303	$91,961
Property, plant and equipment, net	103,356	104,378
Other assets, net	155	160
Total assets	$195,814	$196,499
Liabilities and Stockholders’ Equity:
Current liabilities	$7,018	$8,742
Deferred tax liabilities, net	19,242	19,184
Other liabilities	1,914	1,946
Stockholders’ equity	167,640	166,627
Total liabilities and stockholders’ equity	$195,814	$196,499

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